Exhibit 99

Dillard’s, Inc. Reports May Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 4, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended May 30, 2009 were $430,052,000 compared to sales for the four weeks ended May 31, 2008 of $499,696,000. Total sales decreased 14%. Sales in comparable stores decreased 12% for the four-week period.

Sales for the 17 weeks ended May 30, 2009 were $1,847,115,000 compared to sales for the 17 weeks ended May 31, 2008 of $2,179,874,000. Total sales decreased 15%. Sales in comparable stores decreased 13% for the 17-week period.

During the four weeks ended May 30, 2009, sales were above the average total Company trend in the Central region, consistent with trend in the Eastern region and below trend in the Western region. The sales performance in the home and furniture category was significantly below trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations